Salisbury Bancorp, Inc.
Compensation Clawback Policy

Overview and Purpose

The Board of Directors of Salisbury Bancorp, Inc. (the “Company”) believes it to be in the best interests of the Company and its stockholders to keep current with “best practices” in compensation matters and risk management.  The Board, therefore, hereby adopts this Compensation Clawback Policy (this “Policy”) to increase incentives for senior management to take full account of risks to the Company and its stockholders in its decision-making, and to reduce such risks wherever practicable.

This policy applies to the following “Covered Officers”: the Company’s Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and any other Company officer that is designated a “Named Executive Officer,” as determined in accordance with Item 402(a)(3) or Item 402(m)(2) of Regulation S-K under the Securities Exchange Act of 1934.

The Board delegates to the Compensation Committee of the Board the authority and responsibility to administer this Policy.

Effect of Restatement of Company Financial Statements

If the Compensation Committee determines that fraud, material error, gross negligence, or intentional illegal conduct or misconduct by a Covered Officer materially contributed to the Company’s restatement of its financial statements (“Covered Misconduct”), the Compensation Committee shall, in its discretion, refer such matter and its recommendation as to an appropriate remedy to the full Board for consideration.  The Board, upon review of the Compensation Committee’s recommendations and such independent inquiry or investigation as it determines to be advisable, shall (i) confirm that Covered Misconduct occurred; (ii) confirm the period in which the Covered Misconduct occurred (the “Covered Period”); and (iii) determine such action as it deems necessary to remedy the Covered Misconduct and prevent its recurrence, including the recovery of certain compensation, as set forth in this Policy.

Compensation Subject to Recovery; Remedies

The Compensation Committee and the Board shall have full discretion in remedying Covered Misconduct under this Policy.  Among other things, to the extent permitted by applicable law, the Compensation Committee and the Board may require reimbursement of any performance-based compensation (as defined below) paid to the Covered Officer, to the extent such payments and grants are compensation for services performed by the Covered Officer during the Covered Period, provided that the Compensation Committee or Board determine that the amount of any such performance-based compensation actually paid or awarded to the Covered Officer (the “Awarded Compensation”) would have been a lower amount had it been calculated based on such restated financial statements.

The Compensation Committee and the Board also may terminate the employment of the Covered Officer.

Compensation Committee and Board Discretion

The Compensation Committee and the Board shall have full discretion to decline to seek recovery under this Policy.  In exercising such discretion, the Compensation Committee and the Board may consider the following factors: (A) the likelihood of success in achieving the recovery, given the anticipated cost and management effort required, (B) whether the assertion of a claim for recovery may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the Covered Misconduct, (D) any pending legal proceeding relating to the Covered Misconduct.

Due Process Rights

Before the Compensation Committee or the Board determines to seek recovery pursuant to this Policy, the Covered Officer will be provided written notice and the opportunity to be heard at a meeting of the Compensation Committee (which may be in-person or telephonic, as determined by the Compensation Committee).

Manner of Repayment

If the Compensation Committee or Board determines to seek a recovery pursuant to this Policy, it shall make a written demand for repayment from the Covered Officer and, if the Covered Officer does not promptly tender repayment in response to such demand, and the Compensation Committee or Board determines that he or she is unlikely to do so, the Compensation Committee or Board may engage counsel and take any action it deems necessary and proper against the Covered Officer to obtain such repayment.

Performance-Based Compensation

For purposes of this policy, the term “performance-based compensation” means all bonuses and other incentive and equity compensation awarded to a Covered Officer, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective performance measured during any part of the period covered by the restatement.

Adopted: December 21, 2012